EXHIBIT 2(b)

AMENDMENT TO SHARE PURCHASE AGREEMENT
Dated as of the 21st day of March, 2003

AMONG:
PAUL ELLIOTT of the Town of Aurora in the Province of Ontario, (hereinafter "Elliott"),

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1565062 ONTARIO INC. a corporation incorporated under the laws of Ontario (hereinafter "Paul Holdco")

JEFFREY SCOTT of the Village of Midhurst, in the Province of Ontario, (hereinafter "Scott")

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JEFFREY SMITH as Trustee of PAUL ELLIOTT SPOUSAL TRUST, a trust established under the laws of Alberta (hereinafter the "Trust")

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1565063 ONTARIO LTD. a corporation incorporated under the laws of Ontario (hereinafter "Jeff Holdco")

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HASTINGS INC. a corporation incorporated under the laws of Canada , (hereinafter the "Purchaser"),

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ERTEL MANUFACTURING CORPORATION OF CANADA LTD. a corporation incorporated under the laws of Canada , (hereinafter the "Corporation").

          WHEREAS Scott, Elliott, the Corporation and the Purchaser entered into a Share Purchase Agreement dated as of February 11, 2003 pursuant to which Scott and Elliott agreed to sell to the Purchaser all of the shares of the Corporation; and

          WHEREAS Scott and Elliott propose to reorganize their shareholdings of the Corporation prior to the closing on the basis as set out in Schedule B hereto with the effect that Paul Holdco, the Trust and Jeff Holdco will become shareholders of the Corporation and Vendors under the Share Purchase Agreement, and certain amendments to the Share Purchase Agreement are required;

          NOW THEREFORE the Agreement witnesses that in consideration of the Purchaser agreeing to permit Scott and Elliott to effect the reorganization and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

1.

The Corporation, Scott and Elliott undertake to complete the reorganization to effect the removal of Michigan 99 Inc. and Syzygy Auto Distribution Corp. and the other actions described in Schedule B hereto (the "Reorganization") on the timetable referenced in Schedule B.

2.	This will confirm that Scott, Jeff Holdco, Elliott, Paul Holdco and the Trust covenant and agree to deliver at closing the form of indemnity in respect of the Reorganization attached as Schedule A.

3.

As the minute books for certain predecessors to the Corporation are not currently available and cannot presently be located Scott, Jeff Holdco, Elliott, Paul Holdco, and the Trust covenant and agree to sign and deliver at closing a form of indemnity in the form attached as Schedule C.

4.	Section 3.6 of the Share Purchase Agreement is amended to confirm that prior to the Reorganization the shares of the Corporation are held as follows:

	Common Shares	Class A Shares	Class B Shares

Elliott	50	0	50
Scott	50	50	0

5.	Based on information available to date, the Estimated Purchase Price at Closing is $9,363,000. The cash payment of $5,000,000 shall be allocated in the manner contemplated in Schedule B.

6.

The Promissory Note or notes delivered on Closing for the balance of the Purchase Price shall be subject to adjustments as contemplated under the Share Purchase Agreement, with the aggregate amount of such Promissory Notes not being reduced below $3,200,000 less any payments or reductions following Closing, except pursuant to Section 2.5(c) of the Share Purchase Agreement or as may be agreed as contemplated by section 7.1(m).

7.	Section 5.8 of the Share Purchase Agreement shall be amended by deleting the reference to "$4,000,000" and replacing it with "$3,500,000".

8.

The Closing Date shall be March 24, 2003 or such other date as agreed to in writing by the Purchaser and Scott and Elliott, who shall have authority on behalf of all the Vendors to extend the Closing Date.

9.	The additional parties hereby agree to be bound by the terms of the Share Purchase Agreement as hereby amended as if original parties thereto.

10.

Nothwithstanding anything contained herein, the liability of the Trust for breach of representations or warranties contained herein or in the Share Purchase Agreement shall be limited to the assets of the Trust on the date the Trustee thereof is receives actual notice of such a claim. Neither Jeffrey Smith nor any subsequent Trustee shall be personally liable for such claim or claims except to the extent that they have distributed assets of the Trust after notice of such claim or otherwise in breach of trust and in that case the liability shall be limited to the value of the assets so distributed.

11.	In all other respects the terms of the Share Purchase Agreement, including the covenants and conditions, remain in full force and effect unamended and must be satisfied on the closing date.

12.	This amending agreement may be executed in separate counterparts.

          IN WITNESS WHEREOF the parties have executed this amending agreement as of the date referenced above.

/s/ Paul Elliott
PAUL ELLIOTT

1565062 ONTARIO INC.

By:	/s/ Paul Elliott
	Name:	Paul Elliott
	Title:	President

PAUL ELLIOTT SPOUSAL TRUST

/s/ Jeffrey Smith
Per: JEFFREY SMITH, Trustee

/s/ Jeffrey Scott
JEFFREY SCOTT

1565063 ONTARIO LTD.

By:	/s/ Jeffrey Scott
	Name:	Jeffrey Scott
	Title:	President

HASTINGS INC.

By:	/s/ Robert Weatherston
	Name:	Robert Weatherston
	Title:	President

ERTEL MANUFACTURING CORPORATION OF CANADA LTD.

By:	/s/ Jeffrey Scott
	Name:	Jeffrey Scott
	Title	President